Exhibit 5.1

April 4, 2024

Presto Automation Inc.
985 Industrial Road
San Carlos, CA 94070

Re:      Presto Automation Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Presto Automation Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement on Form S-3 of the Company (the “Registration Statement”), including a related prospectus filed with the Registration Statement (the “Prospectus”), relating to the resale of up to 102,673,474 shares (the “Resale Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), which consists of the following:

(i)	36,000,000 shares of Common Stock issuable upon the conversion of the Company’s subordinated notes (the “January 2024 Notes”) issued pursuant to securities purchase agreements, dated January 30, 2024, between the Company and the buyers thereto (the “January 2024 Notes Shares”);

(ii)	up to 10,799,549 shares of Common Stock that may become issuable upon conversion of capitalized pay-in-kind interest (the “PIK Interest”) that may accrue through the maturity date of the January 2024 Notes (the “January 2024 Notes PIK Shares”);

(iii)	3,840,000 shares of Common Stock issuable upon the conversion of the Company’s subordinated convertible note (the “Remus Note”) issued to Remus Capital Series B II, L.P. on March 1, 2024 (the “Remus Note Shares”);

(iv)	up to 1,100,665 shares of Common Stock that may become issuable upon conversion of capitalized PIK Interest that may accrue through the maturity date of the Remus Note (collectively with the January 2024 Notes Shares, the January 2024 Notes PIK Shares and the Remus Note Shares, the “Notes Shares”);

(v)	8,517,278 shares of Common Stock issuable upon the exercise of warrants (the “Fifth Amendment Warrants”), with an exercise price of $0.01 per share, subject to adjustment, held by Metropolitan Partners Group Administration, LLC, the administrative, payment and collateral agent for Metropolitan Levered Partners Fund VII, LP, Metropolitan Partners Fund VII, LP, Metropolitan Offshore Partners Fund VII, LP, and CEOF Holdings LP, pursuant to that certain Credit Agreement entered into initially on September 21, 2022, as subsequently amended (the “Credit Agreement”), such warrants being issued in consideration of the conversion of interest into principal and in respect of amendments to the Credit Agreement, including shares to be issued pursuant to the anti-dilution adjustment provisions in such warrants (the “Fifth Amendment Warrant Shares”);

(vi)	21,000,000 shares of Common Stock issuable upon the exercise of warrants (together with the Fifth Amendment Warrants, the “Warrants”), with an exercise price of $0.01 per share, issued pursuant to the anti-dilution adjustment provisions in such warrants (together with the Fifth Amendment Warrant Shares, the “Warrant Shares”);

Presto Automation Inc.
April 4, 2024

(vii)	10,500,000 shares of Common Stock that were issued or will be issued pursuant to the anti-dilution adjustment provisions in the securities purchase agreement, dated as of October 10, 2023, between the Company and Presto CA LLC (the “Presto CA Anti-Dilution Shares”); and

(viii)	12,000,000 shares of Common Stock that were issued or will be issued pursuant to the anti-dilution adjustment provisions in the common stock purchase agreements, dated as of November 17, 2023, between the Company and the purchasers thereto (together with the Presto CA Anti-Dilution Shares, the “Anti-Dilution Shares”).

13,500,000 of the Anti-Dilution Shares have been issued as of the date of this opinion letter. Issuance of the remaining 9,000,000 Anti-Dilution Shares are subject to shareholder approval due to Nasdaq Listing Rule 5635(d) (the “Remaining Anti-Dilution Shares”). The Company expects to hold a special meeting and file a preliminary proxy statement in order to, among other things, obtain shareholder approval for the issuances of the Remaining Anti-Dilution Shares. The Registration Statement assumes that the Remaining Anti-Dilution Shares are issued and outstanding, as further described therein.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

As such counsel and for purposes of our opinions set forth herein, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates of public officials and other instruments of the Company and corporate records furnished to us by the Company, and have reviewed certificates of public officials, statutes, records and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinions set forth below, including, without limitation:

(i)	the Registration Statement;

(ii)	the Prospectus;

(iii)	the Company’s Second Amended and Restated Certificate of Incorporation, certified as of April 3, 2024 (the “Certificate of Incorporation”), by the Secretary of State of the State of Delaware and certified by an officer of the Company as of the date hereof,

(iv)	the Company’s Amended and Restated Bylaws (the “Bylaws”) as presently in effect, certified by an officer of the Company as of the date hereof;

(v)	Securities Purchase Agreements, each dated as of January 30, 2024, by and between the Company and the buyers thereto;

(vi)	the January 2024 Notes;

(vii)	Registration Rights Agreement, dated as of January 30, 2024, by and between the Company and the holders thereto;

(viii)	Fifth Amendment to Credit Agreement, dated as of January 31, 2024, by and among Presto Automation LLC, the Company, the lenders party thereto and Metropolitan Partners Group Administration, LLC;

Presto Automation Inc.
April 4, 2024

(ix)	Amended and Restated Warrant to Purchase Common Stock, dated March 21, 2024, by and between the Company and Metropolitan Levered Partners Fund VII, LP (originally issued October 16, 2023);

(x)	Amended and Restated Warrant to Purchase Common Stock, dated March 21, 2024, by and between the Company and Metropolitan Partners Fund VII, LP (originally issued October 16, 2023);

(xi)	Amended and Restated Warrant to Purchase Common Stock, dated March 21, 2024, by and between the Company and Metropolitan Offshore Partners Fund VII, LP (originally issued October 16, 2023);

(xii)	Amended and Restated Warrant to Purchase Common Stock, dated March 21, 2024, by and between the Company and CEOF Holdings, LP (originally issued October 16, 2023);

(xiii)	Amended and Restated Warrant to Purchase Common Stock, dated March 21, 2024, by and between the Company and Metropolitan Levered Partners Fund VII, LP (originally issued January 30, 2024);

(xiv)	Amended and Restated Warrant to Purchase Common Stock, dated March 21, 2024, by and between the Company and Metropolitan Partners Fund VII, LP (originally issued January 30, 2024);

(xv)	Amended and Restated Warrant to Purchase Common Stock, dated March 21, 2024, by and between the Company and Metropolitan Offshore Partners Fund VII, LP (originally issued January 30, 2024);

(xvi)	Amended and Restated Warrant to Purchase Common Stock, dated March 21, 2024, by and between the Company and CEOF Holdings, LP (originally issued January 30, 2024);

(xvii)	Registration Rights Agreement, dated as of March 31, 2023, by and among the Company and certain persons listed therein;

(xviii)	Securities Purchase Agreement, dated as of October 10, 2023, between the Company and Presto CA LLC;

(xix)	Common Stock Purchase Agreement, dated as of November 17, 2023, between the Company and the buyers thereto;

(xx)	the Remus Note;

(xxi)	Registration Rights Agreement, dated as of March 1, 2024, by and among the Company and Remus Capital Series B II, L.P.;

(xxii)	a certificate of the Secretary of State of the State of Delaware, certifying as to the existence and good standing of the Company under the laws of the State of Delaware as of April 3, 2024 (the “Good Standing Certificate”); and

(xxiii)	resolutions adopted by the board of directors and/or shareholders of the Company, certified by an officer of the Company.

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

Presto Automation Inc.
April 4, 2024

In such examination and in rendering the opinions expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the legal capacity, competency and authority of all persons or entities (other than the Company) executing all agreements, instruments, corporate records, certificates and other documents submitted to us; (iii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iv) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to the originals thereof, and that such originals are authentic and complete; (v) the due authorization, execution and delivery of all agreements, instruments, corporate records, certificates and other documents by all parties thereto (other than the Company); (vi) that no documents submitted to us have been amended or terminated orally or in writing, except as has been disclosed to us in writing; (vii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct on and as of the date hereof; (viii) that there has not been nor will there be any change in the good standing status of the Company from that which was reported in the Good Standing Certificate; (ix) that each of the officers and directors of the Company has properly exercised his or her fiduciary duties; and (x) that the Notes Shares and the Warrant Shares will not be issued or transferred in violation of any restriction contained in the Certificate of Incorporation. As to all questions of fact material to this opinion letter and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation or verification) upon representations and certificates or comparable documents of officers and representatives of the Company. Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this opinion letter. We do not represent the Company with respect to all legal matters or issues. The Company may employ other independent counsel and, to our knowledge, handles certain legal matters and issues without the assistance of independent counsel.

With respect to the Notes Shares and the Warrant Shares, we express no opinion to the extent that, notwithstanding the Company’s current reservation of shares of Common Stock, future issuances of securities of the Company, including the Notes Shares and the Warrant Shares and/or anti-dilution adjustments to outstanding securities of the Company, including the January 2024 Notes, the Remus Note and the Warrants, may cause the January 2024 Notes, the PIK Interest thereon, the Remus Note, the PIK Interest thereon and/or the Warrants to be exercisable for more shares of Common Stock than the number that then remain authorized but unissued. Further, we have assumed that the exercise price of the Warrants will not be adjusted to an amount below the par value per share of the shares of Common Stock.

Based upon the foregoing, and in reliance thereon, and subject to the assumptions, limitations, qualifications and exceptions set forth herein, it is our opinion that:

1.	The Notes Shares have been duly authorized by all necessary corporate action on the part of the Company and, when and if issued upon conversion of the January 2024 Notes or the PIK Interest thereon in accordance with the terms of the January 2024 Notes or upon conversion of the Remus Note or the PIK Interest thereon, as applicable, will be validly issued, fully paid and nonassessable.

2.	The Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company and, when and if issued upon exercise of the Warrants in accordance with the terms of the respective Warrants, will be validly issued, fully paid and nonassessable.

Presto Automation Inc.
April 4, 2024

3.	The Resale Shares (other than the Notes Shares, the Warrant Shares and the Remaining Anti-Dilution Shares) have been duly authorized by all necessary corporate action on the part of the Company, and are validly issued, fully paid and nonassessable.

4.	The Remaining Anti-Dilution Shares have been duly authorized by all necessary corporate action on the part of the Company and, when and if issued upon shareholder approval, will be validly issued, fully paid and nonassessable.

Without limiting any of the other limitations, exceptions, assumptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter. This opinion letter is rendered solely in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act solely for such purpose. This opinion letter is rendered as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even if the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Paul Hastings LLP